EXHIBIT 10.2
AMENDMENT TO SEVERANCE AGREEMENT
     THIS AMENDMENT TO SEVERANCE AGREEMENT (“Amendment”) is made this 7th of November, 2007, by and between Omega Financial Corporation, a Pennsylvania corporation (“Employer”) and Daniel L. Warfel (“Employee”).
BACKGROUND
     Employer and Employee entered into a Severance Agreement (“Agreement”) dated December 23, 2003. In accordance with Section 16 (b) of the Agreement, the Employer and the Employee desire to amend the Agreement as set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
     1. The second sentence of the second unnumbered paragraph of Section 1 of the Agreement is hereby amended to read as follows: “In the event the Employee’s employment with Employer is terminated during the Term other than (i) as set forth in Section 2 hereof and (ii) prior to the date of a Change in Control, as defined below, the Employee shall have no rights or benefits under this Agreement, but shall be entitled to other rights or benefits to which he might otherwise be entitled.”
     2. Section 2 of the Agreement is hereby amended to read as follows:
“2 Termination. If during the Term, Employee’s employment with Employer is terminated as set forth below, Employer will pay to Employee the amounts set forth in Sections 3 and 4 hereof and Employee shall be entitled to the benefits set forth in Section 4 hereof:
     (i) Employer terminates Employee’s employment with Employer without cause; or
     (ii) the Employee terminates Employee’s employment with Employer due to the fact that without Employee’s consent, the nature and scope of Employee’s authority with Employer are materially reduced to a level below that which he enjoys on the date hereof, the duties or responsibilities assigned to him are materially inconsistent with that which he has on the date hereof, him then current base annual salary is materially reduced to a level below that which he enjoys on the date hereof or at any time hereafter (whichever may be greater), the fringe benefits which Employer provides Employee on the date hereof or at any time hereafter (whichever may be greater) are materially reduced, Employee’s position or title with Employer is reduced from him current position or title with Employer, or Employee’s principal place of employment with Employer is changed to a location greater than forty miles from him current principal place of residence, provided, however, that for any termination by Employee, the Employee shall have first given Employer ten (10) days, written notice of him intention to terminate him employment pursuant to this subsection (ii), specifying the reason(s) for such termination, and provided further, that Employer shall not have cured or remedied the reason(s) specified in such notice prior to the expiration of such ten (10) day period.
Notwithstanding anything contained in this Agreement to the contrary, a termination of employment with the Employer shall not occur if the Employee continues to be employed by any other entity with which the Employer would be considered a single employer under Section 414(b) (employees of controlled group of corporations) of the Internal Revenue Code of 1986, as amended (“Code”) or Code Section 414(c) (employees of partnerships etc. under common control). In the event that a termination occurs under subparagraph (ii) above, such termination shall constitute a termination of employment as described in this paragraph. ”
     3. Section 2A is hereby added to the Agreement which shall read as follows:
“2A Change in Control Benefit. In lieu of the benefit payable under Section 3 of this Agreement, upon a Change in Control, as defined below, with regard to Employer that occurs on or prior to the date that the Term ends, the Employer shall pay a change in control benefit to the Employee in a single sum equal to three (3) times the Employee’s Highest Annual Compensation (as defined in Section 3) during the three (3) calendar years ending immediately prior to the calendar year in which the Change in Control occurs, which shall be the “Measurement Period” as used in the definition of Highest Annual Compensation. Payment shall be made on the date of the Change in Control.
“Change in Control” means as defined herein: (a) a Change in the Ownership of a Corporation; (b) a Change in the Effective Control of a Corporation; or (c) a Change in the Ownership of a Substantial Portion of a Corporation’s Assets. These events are intended to be coterminous with the definitions thereof in Treas. Reg. 1.409A-3, except as modified herein with regard to certain threshold percentages and shall otherwise be construed in a manner that complies with Code Section 409A.
     A Change in the Ownership of a Corporation occurs on the date that any one person, or more than one person acting as a group (as described below), acquires ownership of stock of Employer that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of Employer. However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of Employer, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a Change in the Effective Control of a Corporation). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property shall constitute an acquisition of stock for purposes of this definition. The event described herein shall occur when there is a transfer of stock of Employer (or issuance of stock of Employer) and stock in Employer remains outstanding after the transaction. The event described herein shall not occur if any one person, or more than one person acting as a group, is considered to effectively control Employer (ownership of stock of Employer possessing 30% or more of the total voting power of the stock of Employer) and the same person or persons acquire additional control of Employer.
     A Change in the Effective Control of a Corporation occurs on the date that either (a) any one person, or more than one person acting as a group (as described below) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Employer possessing thirty percent (30%) or more of the total voting power of the stock of Employer; or (b) a majority of members of Employer’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of Employer’s board of directors before the date of the appointment or election. If any one person, or more than one person acting as a group, is considered to effectively control Employer as described herein, the acquisition of additional control of Employer by the same person or persons does not constitute a Change in the Effective Control of a Corporation.
For purposes of Change in the Ownership of a Corporation and Change in the Effective Control of a Corporation, persons will not be considered to be acting as a group solely because they purchase stock of Employer at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Employer. If a person, including an entity, owns stock in both a corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
     A Change in the Ownership of a Substantial Portion of a Corporation’s Assets occurs on the date that any one person or more than one person acting as a group (as described below) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Employer that have a total gross fair market value equal to or more than ninety-five percent (95%) of the total gross fair market value of all of the assets of Employer immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Employer, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
No Change in the Ownership of a Substantial Portion of a Corporation’s Assets occurs: (a) if there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer or (b) if the assets are transferred to – (1) a shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock; (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the corporation; (3) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the corporation; or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned directly or indirectly, by a person described in clause (3).
For purposes of a Change in the Ownership of a Substantial Portion of a Corporation’s Assets, persons will not be considered to be acting as a group solely because they purchase assets of the corporation at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the corporation. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.”
     4. Section 3 of the Agreement is hereby amended to read as follows:
“3. Compensation Payments to Employee. In the event that the Employee’s employment with the Employer is terminated pursuant to Section 2 hereof prior to the date that a Change in Control occurs, and subject to the Employee’s compliance with Section 8 hereof, and the Employee’s delivery to the Employer of a general release within such time as designated by the Employer and the Employer’s determination that the general release is legally binding on the Employee, the Employer shall pay a severance benefit to the Employee in a single sum equal to three (3) times the Employee’s Highest Annual Compensation (as defined below) during the three (3) calendar years ending prior to the date that the Employee’s employment with the Employer is terminated pursuant to Section 2 hereof (“Termination Date”) (the foregoing three (3) calendar year period is referred to herein as the “Measurement Period”). Payment shall be made within the ninety (90) day period after the Termination Date (the Employee cannot designate the taxable year of payment). The severance benefit required by this Section 3 shall not be offset or reduced by any income or earnings received from any other employment or other activity in which the Employee may engage. The Employee shall have no duty to mitigate damages. If the Employee fails to deliver such legally binding general release by the due date designated by the Employer, the Employer shall not have any obligation to make any payments or provide benefits under this Agreement. In addition, if the Employee is a “specified employee” as defined in Code Section 409A with regard to the payments or benefits under this Agreement, as determined by the Employer in its sole discretion, and delayed payment is necessary to avoid the imposition of taxes on the Employee under Code Section 409A, such payments or benefits shall not be paid or provided before the date that is six (6) months plus one day after the Termination Date or other applicable date (or if earlier than the end of the six months plus one day period, the date of the Employee’s death) and shall be paid or provided by the Employer on the first regular payroll date following the expiration of that six months plus one day period or date of death, if earlier. For purposes of this Agreement, Highest Annual Compensation means the Employee’s highest paid base salary and annual incentive bonus (based on prior year performance) unreduced by the Employee’s pre-tax elective contributions to a Code Section 401(k) or Section 125 plan, but excluding other fringe benefits, during a calendar year that is within the Measurement Period. The general release shall be in the form provided by the Employer and shall not effect the Employee’s entitlement to other amounts to which the Employee may be entitled under other benefit plans of the Employer and shall be consistent with the requirements of the OWBPA and other pertinent law.”
     5. Section 4 of the Agreement is hereby amended by deleting the first sentence thereof, and inserting the following in lieu thereof.
“In addition to the compensation set forth in Section 2A or 3 hereof, as applicable, and subject to the Employee’s compliance with Section 8 hereof and the Employee’s delivery of the general release as provided in Section 3 hereof, Employee shall be entitled to receive benefits from Employer as set forth in this Section 4.”
     6. Section 4 of the Agreement is hereby amended by adding the following flush paragraph at the end thereof:
“The in-kind life insurance benefit payable with respect to a taxable year of the Employee shall not affect the amount of in-kind life insurance benefit payable in any other taxable year. Subject to the six month plus one day delay described in Section 3 above, if applicable, any such in-kind life insurance benefit shall be paid by the Employer on or before the applicable due date to avoid a lapse of the life insurance policy but in no event shall an in kind life insurance benefit or medical/hospitalization be paid later than the last day of the Employee’s taxable year following the taxable year in which the premium for the life insurance or medical/hospitalization expense was incurred. Employee acknowledges that he may be required to pay premiums on the life insurance policies insuring him life prior to the time that the Employer may pay such premiums in order to avoid adverse tax consequences under Section 409A. The reasonable relocation expense shall be paid as soon as practicable, but in no event later than the end of the Employee’s first taxable year following the taxable year in which the Employee experienced the termination of employment.”
     7. The Agreement is hereby amended by adding the following Section 4A after Section 4:

“4A. Tax Gross-Up. (a) If any of the payments or benefits received or to be received by the Employee in connection with a Change in Control, as defined above, under this Agreement, the Employee’s Omega Financial Corporation/Omega Bank, National Association Salary Continuation Agreement, and any other plan, program, agreement or arrangment (such payment or benefits, excluding the Gross-Up Payment, being referred to herein as “Total Payments”) would be subject to the excise tax under Code Section 4999 (“Excise Tax”), the Employer shall pay to the Employee an additional amount (the “Gross-Up Payment”) equal to the Excise Tax plus any related federal, state and local income, excise, and employment taxes. The intent of the Gross-Up Payment is to ensure that the Employee does not bear the cost of the Excise Tax or tax associated with the Employer’s reimbursement of the Excise Tax.
(b) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of the Excise Tax, (1) all of the Total Payments shall be treated as “parachute payments” within the meaning of Code Section 280G(b)(2) unless, in the opinion of tax counsel selected by the Employer and reasonably acceptable to the Employee (“Tax Counsel”), such payments in whole or in part do not constitute parachute payments, including by reason of Code Section 280G(b)(4)(A), (2) all “excess parachute payments” within the meaning of Code Section 280G (b) (1) shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Code Section 280G(b)(4)(B)) in excess of the “base amount” (as defined in Code Section 280G(b)(3)) allocable to such payment, or are otherwise not subject to the Excise Tax, and (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of Code Sections 280G(d)(3) and (4). For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee’s residence on the Termination Date net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(c) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Employee shall repay the Employer, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Employee, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Employee’s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in Code Section 1274(b)(2)(B). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Employer shall make an additional Gross-Up Payment in respect of such excess plus any interest, penalties or additions payable by the Employee with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The Employee and the Employer shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments. The Gross-Up Payment or additional Gross-Up Payment shall be made by the end of the Employee’s taxable year next following the Employee’s taxable year in which the Employee remits the related taxes.”
     8. Section 6 of the Agreement is hereby amended by deleting the phrase: “Except as set forth in Section 14 hereof,” and capitalizing the first word of this Section “All.”
     9. The first paragraph of Section 8 of the Agreement (the paragraph that precedes subparagraph (a)) is hereby amended by deleting the second sentence thereof.
     10. Section 8 (d) of the Agreement is hereby amended by adding the following to the end thereof:
“In consideration that a breach of any of the covenants or agreements contained in this Section 8 may occur after the Employer has paid the full amount under Section 2A or 3, as applicable (“Total Payment”), at the time that a court shall enter an order finding that the Employee has breached any of the covenants or agreements contained in this Section 8, the court may require the Employee to repay a portion of the Total Payment in an amount not to exceed 1/36th of the Total Payment for each calendar month in which such breach occurred.”
     11. Section 13 of the Agreement is hereby amended to read as follows:
“13. Code Section 409A Matters. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance thereunder, including but not limited to Notice 2007-86 and Notice 2007-78, and the provisions of this Agreement shall be construed in accordance with that intention so as to avoid any adverse tax consequence to the Officer. Any provision required for compliance with Code Section 409A that is omitted from this Agreement shall be incorporated herein by reference and shall apply retroactively, if necessary, and be deemed a part of this Agreement to the same extent as though expressly set forth herein. Notwithstanding anything contained herein to the contrary, no payment hereunder shall be made prior to January 15, 2008 if such payment would violate the transition rules regarding the time and form of payment as set forth in Notice 2007-86.”

     12. Section 14 and Exhibit “A” of the Agreement are hereby deleted.
     13. This Amendment shall be effective as of the date of execution.
     IN WITNESS WHEREOF, the parties hereto have signed this Amendment the day and year written above.

OMEGA FINANCIAL CORPORATION

Attest:	/s/ Robert A. Szeyller Name: Robert A. Szeyller	By:	/s/ David B. Lee Name: David B. Lee
	Title: Chairman, Compensation Committee		Title: Chairman

Witness:	/s/ Donita R. Koval Name: Donita R. Koval		/s/ Daniel L. Warfel DANIEL L. WARFEL